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                                                                   EXHIBIT 10.23

                                LICENSE AGREEMENT

This License Agreement ("Agreement"), is made and entered into this 24 day of June, 2002 ("Effective Date"), by and between

DADE BEHRING MARBURG GmbH, a German corporation having its principal place of business at Emil-von-Behring-Stra(beta)e 76 , 35041 Marburg, Germany (hereinafter called "DBM")

and

ILLUMINA INC., a U. S. corporation, having its principal place of business at 9885 Towne Centre Drive, San Diego, CA 92121-1975, USA (hereinafter called "Illumina").

WHEREAS, DBM is the owner of United States Patent No. [*] and its foreign counterparts; and

WHEREAS, ILLUMINA desires to obtain a worldwide, non-exclusive license to such patents and patent applications.

NOW, THEREFORE, upon the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I - DEFINITIONS

         1.1 Wherever used in this Agreement (in singular or plural form), the terms and phrases set forth below shall have the following meanings:

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*Certain information on this page has been omitted and filed separately with the
Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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               (a) The term "Party" shall mean either DBM or Illumina, and the term "Parties" shall mean both DBM and Illumina.

               (b) The term "Affiliate(s)" shall mean (1) any corporation owning or directly or indirectly controlling at least 50% of the stock normally entitled to vote for election of directors of a Party, and (2) any corporation owned or directly or indirectly controlled by a (i) Party or (ii) an entity defined in subsection (b)(1) above, through ownership of at least 50% of the stock normally entitled to vote for election of directors; provided, however, in the circumstance where the country of incorporation of such owned or controlled corporation requires that maximum foreign ownership be less than 50%, the maximum permitted percentage of foreign ownership shall be substituted in this paragraph for 50%.

               (c) The term "Effective Date" shall mean the date set forth in the first paragraph of this Agreement.

               (d) The term "Licensed Patent(s)" shall mean those patents and patent applications which are listed in Exhibit A as well as any reexamination certificate, reissue, substitution, renewal, extension, addition, utility model or other patent right, U.S. or foreign, which has now issued or in the future may issue from any continuation, continuation in part or divisional application of such patents and patent applications.

               (e) The term "Licensed Product(s)" shall mean any human vitro diagnostic testing product and any other product whose manufacture, use, or sale would, but for the license granted under this Agreement, infringe any claim of a Licensed Patent which claim has not been held unpatentable, invalid or unenforceable by a decision of a competent tribunal from which no appeal has or can be taken or which claim has not been admitted by the patentee to be invalid or unenforceable.

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               (f) The term "Licensed Services" shall mean any services
         performed by using Licensed Products and any services the performance of which would in the absence of the license granted herein infringe any claim of a Licensed Patent which claim has not been held unpatentable, invalid or unenforceable by a decision of a competent tribunal from which no appeal has or can be taken, or which claim has not been admitted by the patentee to be invalid or unenforceable.

               (g) The term "Net Sales" shall mean the gross sales value of Licensed Products billed by Illumina and its Affiliates to third party customers less taxes, tariffs and value added taxes (VAT) as stated on the invoice and less 10 % (ten percent) as an average reasonable factor for all deductible costs attributable to such sales.

         These deductible costs included in such factor comprise: customs and cash discounts, trade discounts or quantity discounts; allowances or credits to customers on account of settlement of complaints; returns or retroactive price reductions, duties imposed upon the Licensed Products (except taxes, tariffs and VAT as hereinabove mentioned), costs for packaging, freight outwards or transportation insurance, and in the event that the Licensed Products are sold at an increased price to recover the costs of supplying a customer with an instrument system under a reagent rental plan, a reagent agreement plan or other successor or similar plan, the portion attributable to such costs recovery.

               (h) The term "sale" or "sold" shall mean shall mean to sell, hire, let, rent, lease or otherwise dispose of to a third party not being an Affiliate for monetary or other valuable consideration .

               (i) The term "Net Service Revenues " shall mean actual billings by Illumina or its Affiliates for the performance of Licensed Services less taxes imposed

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         upon the Licensed Services as stated on the billings and less allowances or credits to customers on account of settlement of complaints.

ARTICLE II - LICENSE GRANT

         2.1 Upon the terms and conditions set forth in this Agreement, DBM grants to Illumina and its Affiliates a worldwide, non-exclusive license (without the right to sublicense) under the Licensed Patents (i) to make, to have made, to use, to have used, to import, to have imported, to offer to sell, to have offered to sell, and to sell and to have sold Licensed Products and to pass on to direct and indirect purchasers of Licensed Products the right to use such purchased Licensed Products and (ii) to perform Licensed Services.

         2.2 Illumina agrees to apply the patent marking notice specified by law of any country where a Licensed Patent is issued or pending and where Licensed Products are made, used or sold, in accordance with the applicable patent law of that country.

ARTICLE III - ROYALTY

         3.1 In consideration of the license granted hereunder, Illumina shall pay to DBM: (1) a lumpsum of US $[*] ([*] and no/100 US dollars) payable within sixty (60) days after the execution of this Agreement and (2) a running royalty of [*] percent of the Net Sales of Licensed Products and (3) a running royalty of [*] percent of Net Service Revenues.

         3.2 Net Service Revenues from Licensed Services and Net Sales from the sale of Licensed Product between Illumina and its Affiliates shall not be subject to royalty, but royalty shall be due upon performance of Licensed Service for or sale of Licensed Product to any person or entity who is not an Affiliate.

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*Certain information on this page has been omitted and filed separately with the
Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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ARTICLE IV - ROYALTY REPORT AND REMITTANCE

         4.1      Illumina is obliged to transmit to DBM

              (a) not later than sixty (60) days after the Effective Date of this Agreement,

                           (i) a written report showing the quantities of
                  Licensed Products sold and the Licensed Services performed by Illumina or its Affiliates up to the Effective Date and the corresponding Net Sales and Net Service Revenues, and

                           (ii) the royalties due in accordance with Section
                  3.1; and

              (b) within sixty (60) days from the end of each calender half-year periods of January 1 through June 30 and July 1 through
              December 31,

                           (i) a written report showing the quantities of
                  Licensed Products sold and Licensed Services performed by Illumina or its Affiliates during the preceding half-year period and the corresponding Net Sales and Net Service Revenues, and

                           (ii) the royalties due in accordance with Section
                  3.1.

If there were no royalty bearing manufacture or sales of Licensed Products or performance of Licensed Services, Illumina has to report so to DBM within said term. Each such written report or the nil returns shall be sent to the following address:

         Dade Behring Marburg GmbH
         Patents and Licenses Department
         Emil-von-Behring-Stra(beta)e 76
         35041 Marburg/Federal Republic of Germany

         4.2 The amount of royalty due has to be remitted in EURO and within said term of paragraph 4.1 above to the following account of DBM, by SWIFT-transfer:

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         Dresdner Bank AG, Frankfurt/Main-Hochst
         Account No. 770 491 400, BLZ: 500 800 00,
         SWIFT-Code DRESDEFF 500.

The obligation to pay shall only be fulfilled on the day on which said amount is credited to the aforesaid account.

         4.3 For the conversion of US dollar into EURO the official spot selling rate as stipulated by the Wall Street Journal on the business day immediately preceding the business day on which such royalties were transmitted to the bank account designated by DBM shall apply. For the conversion of payments accrued in currencies other than US dollar into EURO the amount of said payment shall be calculated first in US dollar at the spot-purchasing rate in accordance with the afore-said procedure and the amount so obtained shall then be converted into EURO applying the spot selling rate as provided above. If any payment is delayed, the spot selling rate valid on the last business day of the corresponding term of payment is to be used.

         4.4 On payments in arrears Illumina shall pay interest at the rate:

               1-month-EURO-LIBOR plus 4 percentage points

Any losses suffered by DBM in terms of less favourable exchange rates as a result of such a delayed payment have to be refunded by Illumina to DBM by applying the modalities of accounting according to the above Section 4.3.

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ARTICLE V - BOOKKEEPING

         5.1 Illumina shall keep and, if applicable, have its Affiliates keep correct and complete records of account as to the Licensed Products sold and the Licensed Services performed, containing all information required for the computation and verification of the Net Sales, Net Service Revenues and of the royalties to be paid under this Agreement.

         5.2      During the term of this Agreement and within a period of two
(2) years after its termination DBM shall have the right to have such records of account inspected and examined during ordinary business hours through an independent certified public accountant reasonably acceptable to Illumina. Illumina shall not need to maintain such records available for audit more than three (3) years beyond the date of any given royalty report required under section 4.1 unless such reports are matter of an ongoing dispute between the Parties. On the request of Illumina the inspection and examination of the records of account can also be done by the independent certified public accountant who usually performs the inspection and examination of Illumina's records of account. The costs for such inspection and examination shall be borne by DBM; if the license account should be not in order by greater of five percent (5%) of the amount of the royalties that should have been paid or ten thousand ($10,000) US dollars, the cost shall be borne by Illumina. The provision of this
Article V shall survive for two (2) years after termination of this Agreement or until the end of an ongoing dispute between the Parties whichever date is later.

ARTICLE VI - TAXES

         6.1 All taxes imposed on payments made by Illumina to DBM according to this Agreement outside the Federal Republic of Germany are to be borne by DBM up to the tax rate laid down by the double taxation agreement consisting between the Federal Republic of Germany and the United States of America. Illumina is allowed to deduct the withholding tax, if any, from said payments and has promptly to provide DBM with the appropriate tax receipts for the taxes to be borne by DBM. Illumina is obliged to

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assist DBM in obtaining the limited tax rate according to the double tax treaty by means of a tax exemption procedure or a tax reimbursement procedure.

         6.2 All other taxes, fees, payments or the like required by the law of any country as a result of the use, manufacture or sale of a Licensed Product or the performance of Licensed Services including, but not limited to, any sales or value added taxes shall be the sole responsibility of and shall be paid by Illumina.

ARTICLE VII - WARRANTIES AND DISCLAIMERS

         7.1 DBM warrants that it has the authority to grant the license granted hereinabove and that such grant does not conflict with any of its legal obligations.

         7.2 Other than as expressly provided in this Agreement, nothing in this Agreement shall be construed as:

                        (a) a warranty or representation by DBM as to the
                  validity, enforceability or scope of any of the Licensed Patents;

                        (b) a warranty or representation that anything made,
                  used, performed, sold, or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents other than the Licensed Patents;

                        (c) an obligation to bring or prosecute actions or suits
                  against third parties for infringement of Licensed Patents;

                        (d) except as expressly set forth herein, conferring the
                  right to use in advertising, publicity or otherwise trademark, trade name or names or any contraction, abbreviation, simulation or adaptation thereof, of DBM;

                        (e) conferring by implication, estoppel or otherwise a
                  license, right or immunity under any patents or patent applications of DBM or of its Affiliates

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              or any patents or patent applications which DBM or its Affiliates has the power to license other than the Licensed Patents;

                    (f) an obligation to furnish know-how not provided in the
              Licensed Patents; or

                    (g) creating any agency, partnership, joint venture or
              similar relationship between DBM and Illumina.

         7.3 Illumina shall hold harmless and indemnify DBM from and against all claims, demands, actions, liabilities and damages ("Claims") made by, or awarded to, any person or entity and any costs and expenses thereof arising from, or connected with, the manufacture, use, sale or other disposal of the Licensed Products or the performance of Licensed Services or the provision or use of the Licensed Patents or otherwise arising out of the grant of any rights hereunder or the provision of any information in connection herewith, but only to the extent such Claims do not result from the gross negligence or intentional misconduct of DBM. In the event that DBM seeks indemnification under the Section 7.3, it shall inform Illumina as soon as reasonably practicable after it becomes aware of any Claim, shall permit Illumina to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration) and shall cooperate as reasonably requested in the defense of the Claim.

         7.4 DBM shall not be liable to Illumina, its Affiliates or any direct or indirect customer of Illumina for any damage or loss of whatsoever nature sustained by Illumina, its Affiliates or any direct or indirect customer of Illumina or for third party's claims against Illumina, its Affiliates or any direct or indirect customer of Illumina arising out of or in connection with or related to the performance of this Agreement, except to the extent such damages or losses arise out of or are related to the gross negligence or intentional misconduct by DBM.

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         7.5      NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER
PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, IN CONNECTION WITH THE AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

         7.6 Nothing in this Agreement shall be construed as a warranty or representation by DBM as to the Licensed Products and Licensed Services, their quality, their technical properties and commercial viability or any other aspects thereof.

         7.7 DBM MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF LICENSED PRODUCTS AND/OR LICENSED SERVICES.

         7.8 The provision under this Article VII shall survive the termination of this Agreement.

ARTICLE VIII - SEVERABILITY

         8.1 Should one or several provision(s) of this Agreement be or become invalid, then the Parties hereto shall substitute such invalid provisions by valid ones, which in their economic effect come so close to the invalid provisions that it can be reasonably assumed that the Parties would also have concluded this Agreement with this new provision. In case such a provision cannot be found, the invalidity of one or several provisions of this Agreement shall not affect the validity of the Agreement as a whole, unless the invalid provisions are of such essential importance for this Agreement that it is to be reasonably assumed that the Parties would not have concluded this Agreement without the invalid provisions.

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ARTICLE IX - GOVERNING LAW - VENUE

         9.1 This Agreement shall be interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the Federal Republic of Germany. Venue for juridical proceedings shall be Dusseldorf, Germany

ARTICLE X - ASSIGNMENT

         10.1 This Agreement shall be binding and inure to the benefit of the Parties and to their successors and permitted assigns. Either DBM or Illumina may, at its sole discretion, assign this Agreement or transfer all of its rights under this Agreement to any Affiliate, or cause any Affiliate to have the benefit of all of its rights hereunder. Either Party may assign or transfer all of its rights under this Agreement as a part of the sale of the business to which it relates. In the case of an assignment, the performance of the assignee will be guaranteed by the assignor. Neither this Agreement nor any interest herein is otherwise assignable or transferable by Illumina without prior written approval of DBM. This Agreement is fully assignable by DBM.

ARTICLE XI -  UNLICENSED COMPETITORS - ASSISTANCE OF ILLUMINA

         11.1 Illumina shall inform DBM of third parties which to the best of Illumina' knowledge infringe Licensed Patents and, upon request of DBM, shall reasonably assist DBM, e. g. by supplying information and evidences, in enforcing DBM to stop infringement and unlicensed competition either by granting licenses at reasonable conditions or by taking legal action or otherwise. It is understood, however, that it is at the sole discretion of DBM whether and what action shall be taken to avoid unlicensed competition.

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ARTICLE XII - FORCE MAJEURE

         12.1 All cases of force majeure which shall include but not be restricted to fire, flood, earthquake, explosion, riot, strike, lock-out, acts of terrorism, war and regulations of any governmental or local authority shall, for the duration of and to the extent of the effects caused by such incidents, release the Parties from the performance of their contractual obligations, except the obligation to pay royalty as provided for under Article III and
Article IV.

         12.2 Either Party shall notify the other Party without delay of any such incident occurring and the Parties shall discuss the effects of such incidents on this Agreement and the measures to be taken.

         12.3 Either Party shall use its best efforts to reasonably avoid or restrict any detrimental effects. The Parties shall as soon as reasonably possible, resume performance of their obligations provided, however, that neither Party shall, in order to prevent or terminate a strike or lock-out, take the measures which it does not deem reasonable.

ARTICLE XIII - CONFIDENTIALITY

         13.1 Both Parties undertake to keep secret any and all information received under this Agreement and to obligate also its employees to the same extent and to the extent legally permissible, even for the time after their employment. This obligation shall not apply, however, to such information for which the receiving Party proves that it was already known to it prior to its receipt or that it will become known by publication or otherwise become lawfully available or that it is required to be disclosed under any applicable law, regulations or governmental order. The provision of this Article XIII shall survive the termination of this Agreement for five years.

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ARTICLE XIV - DURATION - TERMINATION

         14.1 This Agreement shall come into force and effect after it has been executed, i.e. signed by both Parties.

Unless sooner terminated, it shall continue to be in force and effect for each country covered under this Agreement until expiration of the Licensed Patents in such country. The expiration of a Licensed Patent in any given country shall not affect the effectiveness or non-effectiveness of this Agreement in any other country.

         14.2 If a Licensed Patent in a country will be revoked, withdrawn or becomes otherwise abandoned by a final decision which cannot be appealed, the obligation to pay royalty for the license under such Licensed Patent for such country shall cease effective as of the date of such final decision. Royalties which have been paid under such Licensed Patent before such final decision will not be returned, neither totally nor in part; and DBM has no obligation whatsoever to make compensation for the royalty payments made before the date of such final decision.

         14.3 Illumina shall have the right to terminate this Agreement by giving six (6) months prior written notice to DBM.

         14.4 DBM shall have the right to terminate this Agreement immediately by giving six (6) months prior written notice if for reasons other than Force Majeure during a period of twenty four (24) months or more no Licensed Products have been sold and no Licensed Services performed and no running royalty payment was due and has been made, or if Illumina suspends payment of its debts or enters into or becomes subject to corporate rehabilitation procedures, liquidation, dissolution or bankruptcy proceedings (that are not dismissed within sixty (60) days of the initiation of such proceedings).

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         14.5     Each Party shall have the right to terminate this Agreement immediately by written notice to the other Party if said other Party commits a material breach of the terms of this Agreement and fails to correct such material breach within sixty (60) days following receipt of written notice of such breach pursuant to Section 15.4.

         14.6 Termination of this Agreement for any reason including termination due to lapse of time shall not relieve Illumina of its obligation to make payments of any royalty due under this Agreement prior to the effective date of such termination or to provide to DBM any report with respect thereto. This Section 14.6 shall survive termination of this Agreement.

ARTICLE XV - MISCELLANEOUS

         15.1 The Parties agree to execute, acknowledge and deliver all such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the intent and purposes of this Agreement.

         15.2 This Agreement including Exhibit A constitutes the entire agreement and understanding between the Parties and supersedes any prior agreements and understandings with respect to the Licensed Products and Licensed Services.

         15.3 A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         15.4 Notices required under this Agreement shall be in writing and shall for all purposes be deemed to be fully given and received if sent by registered mail, postage prepaid, return receipt requested, to the respective Party at the following addresses (or at such other address as either Party may hereinafter designate in writing):

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          If to DBM:
          Dade Behring Marburg GmbH
          Patents and Licenses
          Emil-von-Behring-Str. 76
          35041 Marburg
          Federal Republic of Germany

          If  to Illumina :
          Illumina Inc.
          Chief Executive Officer
          9885 Towne Centre Drive
          San Diego, CA 92121-1975

         15.5 The Parties are independent contractors and nothing contained herein shall constitute either Party as the agent of the other or shall make the Parties partners for any purpose. Neither Party shall, without the consent of the other Party, take any action that purports to be the action of, or to be binding upon, the other Party.

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IN WITNESS WHEREOF, the Parties have affixed their signatures on the dates indicated below to two (2) duplicate originals, each of which shall be considered an original.

         DADE BEHRING MARBURG GMBH

By:      ./s/ N. MADRY         /s/ B. AUERBACH

         Dr. N. Madry          Dr. B. Auerbach

Title:   Vice President &      Director
         Managing Director     Patents & Licenses

Date:    July 1, 2002

         ILLUMINA INC.

By:      /s/ JOHN R. STUELPNAGEL

Title:   Sr. Vice President, Operations

Date:    July 2, 2002

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                                    EXHIBIT A

         COUNTRY          APP. NO.   FILE DATE   PATENT NO.   GRANT DATE
------------------------  --------  -----------  ----------   -----------
Canada                      [*]     24-Aug-1989      [*]      28-Sep-1999
Germany                     [*]     24-Aug-1999      [*]      05-Oct-1994
France                      [*]     24-Aug-1989      [*]      05-Oct-1994
Great Britain               [*]     24-Aug-1989      [*]      05-Oct-1994
United States of America    [*]     25-Aug-1988      [*]      09-Feb-1993
United States of America    [*]     10-Mar-1995      [*]      14-May-1996

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*Certain information on this page has been omitted and filed separately with the
Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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